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                                                                    Exhibit 99.1


[IES LOGO]                        NEWS RELEASE


                                  Contacts: William W. Reynolds, CFO
                                            Integrated Electrical Services, Inc.
                                            713-860-1500

FOR IMMEDIATE RELEASE                       Ken Dennard / kdennard@drg-e.com
                                            Karen Roan / kroan@drg-e.com
                                            DRG&E
                                            713-529-6600


                    INTEGRATED ELECTRICAL SERVICES TO ACQUIRE
                       ELECTRICAL CONTRACTOR IN COLORADO


HOUSTON -- FEBRUARY 26, 2003 -- Integrated Electrical Services, Inc. (NYSE: IES) today announced that it has signed an Asset Purchase Agreement with Encompass Electrical Technologies - Rocky Mountains, Inc. and Encompass Services Corporation to acquire the assets of Encompass Electrical Technologies - Rocky Mountains, Inc. (formerly known as Riviera Electric), a provider of electrical contracting services based in Denver, Colorado, with locations throughout the state. The assets to be acquired by Integrated Electrical Services generated revenues of approximately $83 million for the year ended December 31, 2002.

         The consideration to be paid for the acquisition is $3.85 million cash plus the assumption of certain liabilities. The transaction is expected to close on February 27, 2003.

         "This acquisition complements our company's core business of electrical contracting and is in a market in which IES has wanted an increased presence for some time," stated H. Roddy Allen, IES' President and Chief Executive Officer. "Although IES has not actively been in the market for acquisitions, we will always pursue compelling growth opportunities that fit our strategy. We believe these assets will provide increased shareholder value."

         Integrated Electrical Services, Inc. is a leading national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.



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This press release includes certain statements, including statements relating to the Company's expectations of its future operating results that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future results, fluctuations in operating results because of downturns in levels of construction, incorrect estimates used in entering into fixed price contracts, difficulty in managing the operation of newly acquired entities as they are integrated into the company, the reliance on representations and financial numbers provided by third parties and the fact that the numbers may not represent all assets and liabilities of the acquired company, uncertainty in the acquisition of operations that have been managed by third parties, loss of key employees in the acquired entity, difficulty in competing in a market area that we have limited knowledge, the high level of competition in the construction industry, interest rates, general level of the economy, changes in the level of competition from other major electrical contractors and due to seasonality. The foregoing and other factors are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended September 30, 2002.